Exhibit 99.1

FOR IMMEDIATE RELEASE

Cubist Pharmaceuticals 2Q11 Total Net Revenues $176.8 Million

Lexington, Mass., July 14, 2011 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced results for the second quarter ended June 30, 2011.

Second Quarter 2Q11 Highlights:

•                  Cubist Pharmaceuticals 2Q11 Total Net Revenues up 5% from 2Q10 to $176.8 Million

•                  2Q11 Net U.S. Product Revenues up 9% over 2Q10

•                  Non-GAAP Basic and Diluted Net Income of $0.76 and $0.59 per share, respectively, for 2Q11

•                  GAAP Basic and Diluted Net Loss of $0.34 per share for 2Q11

•                  Pipeline highlights — CXA-201 and CB-183,315 positive Phase 2 top-line data

•                  Earnings’ conference call & webcast today (with slides) at 5:00 p.m. ET

Cubist’s total net revenues for the second quarter of 2011 increased 5% to $176.8 million from $168.5 million in the second quarter of 2010. This increase was attributable primarily to Cubist’s net sales of CUBICIN® (daptomycin for injection) in the United States, which increased 9% to $168.6 million in the second quarter of 2011 from $155.0 million in the second quarter of 2010. Cubist’s net product revenues from international sales of CUBICIN for the second quarter of 2011 were $7.7 million, an increase of 17% over the second quarter of 2010.

Net loss for the second quarter of 2011, on a GAAP basis, was $20.6 million, or $0.34 per basic and diluted share, as compared to net income of $28.1 million, or $0.48 and $0.45 per basic and diluted share, respectively, for the second quarter of 2010. This loss reflects the impact of $81.8 million of contingent consideration expense attributable to the advancement of Cubist’s CXA-201 program.

Cubist’s non-GAAP pro forma net income for the second quarter of 2011 was $46.2 million, or $0.76 and $0.59 per basic and diluted share, respectively. A reconciliation between GAAP and non-GAAP pro forma net income is provided in the Condensed Consolidated Statements of Income Non-GAAP table included with this release.

As of June 30, 2011, Cubist had $1.0 billion in cash, cash equivalents and investments. The total number of Cubist’s common shares outstanding as of June 30, 2011, was 60,960,010.

“This was truly an outstanding quarter in what we see as a transformational year for Cubist,” said Michael Bonney, President and CEO of Cubist. “In addition to our strong financial performance, driven in large measure by robust sales of CUBICIN, we reached a favorable settlement with Teva, announced a new strategic partnership with Optimer Pharmaceuticals, and continued to advance our exciting pipeline through positive top-line data emanating from Phase 2 studies on CXA-201 and CB-183,315. These milestones represent significant progress in Cubist’s ongoing goal of becoming a global acute care leader.”

65 Hayden Avenue, Lexington, MA 02421   P 781.860.8660   F 781.861.0566   www.cubist.com

Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per share exclude non-operational activities. Cubist uses these measures to assess and analyze its operational results and trends and to make financial and operational decisions. Cubist believes these non-GAAP financial measures are useful to investors because they provide greater transparency regarding Cubist’s operating performance. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net income and net income per share, and should not be considered measures of Cubist’s liquidity. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. A reconciliation between non-GAAP financial measures and GAAP financial measures is included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

Pipeline Highlights

During the quarter, positive top-line results from the recently-completed Phase 2 studies of CXA-201 and CB-183,315 were announced (news release):

•                  CXA-201 was studied for the treatment of complicated intra-abdominal infections (cIAI) in adults. Based on the top-line data, as well as data observed in previous studies, the company plans to initiate Phase 3 studies with CXA-201 for indications in both cIAI and complicated urinary tract infections (cUTI) by year-end 2011.

•                  CB-183,315 was studied for the treatment of a severe and sometimes life-threatening diarrhea caused by Clostridium difficile known as C. difficile-associated diarrhea, or CDAD. The company remains on track to make a formal decision of whether to initiate Phase 3 studies with CB-183,315 by year-end 2011.

Also during the quarter, the company announced the signing of an exclusive two-year co-promotion agreement with Optimer Pharmaceuticals to market DIFICID™ (fidaxomicin tablets), in the United States. DIFICID is a novel antibiotic approved by the FDA for the treatment of Clostridium difficile-associated diarrhea (CDAD).

******************CONFERENCE CALL & WEBCAST INFORMATION******************

WHEN: Thursday, July 14, 2011 at 5:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8289

LIVE INTERNATIONAL CALL-IN: 201-689-8341

24-HOUR REPLAY DOMESTIC & CANADA: 1-877-660-6853

24-HOUR REPLAY INTERNATIONAL:  1-201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 351 CONFERENCE ID #: 369326

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com (Investor Relations page)

Replay will be available for 30 days via the Internet at www.cubist.com

*********************************************************************************

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides, and has an agreement with Optimer Pharmaceuticals, Inc. to co-promote Optimer’s drug, DIFICID™, in the U.S. as a treatment of Clostridium difficile infections. The Cubist clinical product pipeline currently consists of a Phase 2 program focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms and a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea). Cubist also is working on several pre-clinical programs being developed to address areas of significant medical needs. These include therapies to treat various serious bacterial infections and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding the clinical development of CXA-201 and CB-183,315, including plans to advance these candidates into Phase 3 clinical trials. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: CXA-201 and CB-183,315 may not show sufficient therapeutic effect or an acceptable safety profile in Phase 3 clinical trials; CXA-201 and CB-183,315 may not act in the way expected based on prior clinical and pre-clinical trials; clinical trials of CXA-201 and CB-183,315 may not be successful or initiated or conducted in a timely manner and the timing of initiation and conduct of subsequent trials is dependent on our ability to successfully work with regulatory authorities, including the FDA on the design of the trials, among other things; we plan to rely, to a significant extent, on third party clinical research organizations, or CROs, to help us conduct clinical trials so the success and timing of the trials is dependent our ability to work with such CROs and their performance; the commercial market for the intended use of CXA-201 and CB-183,315 may not be as large as Cubist anticipates; if approved, CXA-201 and CB-183,315 will compete with products currently on the market and may also compete with products currently in development which may have superior efficacy and/or safety profiles as CXA-201 and CB-183,315 or have other attributes that make it difficult for CXA-201 and CB-183,315 to succeed commercially in such markets; technical difficulties or excessive costs relating to the manufacture or supply of CXA-201 and CB-183,315; we plan to rely, to a significant extent, on third party contract manufacturers and suppliers to manufacture and supply CXA-201 and CB-183,315 on our behalf so our ability to obtain adequate supplies of CXA-201 and CB-183,315 is dependent on our ability to work with such third parties and on their performance; we, and Astellas Pharma Inc., from which we have licensed our rights to CXA-101 and which has an interest in the intellectual property protecting CXA-201, may not be able to maintain and enforce such intellectual property, and we may not be able to maintain and enforce the intellectual property protecting CB-183,315; and we may encounter other unanticipated or unexpected risks with respect to the development or manufacture of CXA-201. Drug development involves a high degree of risk. Success in pre-clinical trials or early stage clinical trials does not mean that later stage trials will be successful. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent periodic filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

DIFICID is a trademark of Optimer Pharmaceuticals, Inc.

Contacts:

INVESTORS:	MEDIA:
Cubist Pharmaceuticals, Inc.	Cubist Pharmaceuticals, Inc.
Eileen C. McIntyre	Francis McLoughlin
Senior Director, Investor Relations	Director, Corporate Communications
(781) 860-8533	(781) 860-8777
eileen.mcintyre@cubist.com	francis.mcloughlin@cubist.com

Tables Follow

###

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	June 30,	December 31,
	2011	2010

ASSETS
Cash, cash equivalents and investments	$1,011,005	$909,912
Accounts receivable, net	70,014	61,197
Inventory	23,538	23,824
Property and equipment, net	100,861	82,434
Deferred tax assets, net	12,822	16,609
In-process research and development	194,000	194,000
Other assets	149,746	127,181

Total assets	$1,561,986	$1,415,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$121,359	$117,011
Deferred tax liabilities, net	78,310	82,833
Deferred revenue	27,690	23,223
Contingent consideration	169,411	86,497
Debt and other long-term liabilities, net	451,668	442,170
Total liabilities	848,438	751,734

Total stockholders’ equity	713,548	663,423

Total liabilities and stockholders’ equity	$1,561,986	$1,415,157

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(in thousands, except share and per share data)

	Three months ended			Six months ended
	June 30,			June 30,
	2011	2010		2011	2010

Revenues:
U.S. product revenues, net	$168,575	$154,991		$322,291	$290,258
International product revenues	7,747	6,612		16,047	12,974
Service revenues	—	6,500		—	8,500
Other revenues	516	435		1,031	870
Total revenues, net	176,838	168,538		339,369	312,602

Costs and expenses:
Cost of product revenues	38,976	36,419		75,553	68,178
Research and development	41,871	40,147		82,287	79,029
Contingent consideration	81,816	1,187		82,914	2,695
Selling, general and administrative	38,341	37,049		78,505	71,632
Total costs and expenses	201,004	114,802		319,259	221,534

Operating (loss) income	(24,166)	53,736		20,110	91,068

Other income (expense), net	(6,961)	(5,392)		(13,768)	(10,701)

(Loss) income before income taxes	(31,127)	48,344		6,342	80,367

(Benefit) provision for income taxes	(10,512)	20,229		4,372	31,820

Net (loss) income	$(20,615)	$28,115		$1,970	$48,547

Basic net (loss) income per common share	$(0.34)	$0.48		$0.03	$0.83
Diluted net (loss) income per common share	$(0.34)	$0.45	(1)	$0.03	$0.80	(1)

Shares used in calculating:
Basic net (loss) income per common share	60,517,553	58,670,728		59,991,068	58,404,418
Diluted net (loss) income per common share	60,517,553	69,302,106		61,828,807	69,075,371

(1)          Includes add back of interest expense, debt issuance costs and debt discount amortization on 2.25% notes to income, net of tax effect

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME - NON-GAAP

UNAUDITED

(in thousands, except share and per share data)

	Three months ended				Six months ended
	June 30,				June 30,
	2011		2010		2011		2010

GAAP net (loss) income	$(20,615)		$28,115		$1,970		$48,547

Non-cash stock-based compensation expense	4,629		4,136		8,494		7,911

Non-cash debt discount amortization	4,569		3,547		9,054		7,020

Contingent consideration	81,816		1,187		82,914		2,695

Non-cash tax adjustment	(24,228)		16,673		(11,189)		26,665

Non-GAAP proforma net income	$46,171		$53,658		$91,243		$92,838

Non-GAAP basic net income per common share	$0.76		$0.91		$1.52		$1.59
Non-GAAP diluted net income per common share	$0.59	(1)	$0.79	(2)	$1.18	(1)	$1.38	(2)

Shares used in calculating:
Non-GAAP basic net income per common share	60,517,553		58,670,728		59,991,068		58,404,418
Non-GAAP diluted net income per common share	81,961,313		69,302,106		80,802,339		69,075,371

(1) Includes add back of interest expense and debt issuance costs on 2.25% notes and 2.50% notes to income, net of tax effect

(2) Includes add back of interest expense and debt issuance costs on 2.25% notes to income, net of tax effect

Non-GAAP Reconciliation:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Adjusted operating income	$57,650	$54,923	$103,024	$93,763

Contingent consideration	(81,816)	(1,187)	(82,914)	(2,695)

Operating (loss) income	$(24,166)	$53,736	$20,110	$91,068